SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       MERCANTILE BANKSHARES CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                       MERCANTILE BANKSHARES CORPORATION

                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201





TO THE STOCKHOLDERS:


     The Annual Meeting of Stockholders of Mercantile Bankshares Corporation ("Mercshares") will be held at 10:30 a.m. on April 28, 1999, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

   1. To elect Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified.

   2. To approve the 1999 Omnibus Stock Plan, as more particularly set forth in the enclosed Proxy Statement and Exhibit A to the Proxy Statement.

   3. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of Mercshares for 1999.

   4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 19, 1999, will be entitled to receive notice of, and vote at, this meeting.



     These matters are explained more fully in the enclosed Proxy Statement.


EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.




                                        ALAN D. YARBRO
                                         GENERAL COUNSEL AND SECRETARY


Dated: March 26, 1999

                       MERCANTILE BANKSHARES CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation ("Mercshares") to be used in voting at the Annual Meeting of Stockholders on April 28, 1999, and at any adjournments thereof.

     Holders of shares of Common Stock of Mercshares ("Common Stock") of record at the close of business on March 19, 1999, will be entitled to vote at the meeting. The Common Stock is entitled to one vote per share. The number of shares of outstanding Common Stock as of January 31, 1999, entitled to vote is 70,935,377 shares. As of that date, to the best of the knowledge of the management of Mercshares, no person owned beneficially more than five percent of the outstanding shares of the Common Stock.

     Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the 15 persons named below as nominees to serve as Directors until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified, for approval of the 1999 Omnibus Stock Plan, and for the ratification of the appointment of auditors.


                             ELECTION OF DIRECTORS

     The Bylaws of Mercshares provide that there shall be 15 Directors.

     The Board of Directors of Mercshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings in 1998. The Executive Committee of the Board of Directors held no meetings in 1998. The members of this Committee are indicated in the list of nominees below.

     Generally, the Directors serve until the annual meeting of stockholders next following their election. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

     Mercshares has an Audit Committee and a Compensation Committee which are comprised solely of non-officer Directors and are elected annually by the Board. The members of these Committees are indicated in the list of nominees below. Mercshares has no nominating committee.

     The Audit Committee recommends to the Board the persons or firms to be employed as independent public accountants, consults with the independent public accountants with respect to the scope of their audit, the proposed fee and the reports to be rendered, reviews such audit reports and evaluates the internal audit programs of Mercshares and its affiliates. It is authorized to determine the advisability of engaging the independent public accountants to make and report on special studies, and to examine and consider such other matters as it or the Board deems desirable. The Audit Committee held one meeting in 1998.

     The Compensation Committee performs the functions described in the Report of the Compensation Committee. It held five meetings in 1998.

     It is proposed that the persons listed below be elected Directors of Mercshares, to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified. It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Mercshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company ("Merc-Safe"). As indicated below, all of the nominees are Directors of Merc-Safe. All nominees previously have been elected Directors of Mercshares by the stockholders.

     The names of the nominees, their ages as of April 28, 1999, their principal occupations and business experience for the past five years, the number of shares of Common Stock deemed under certain federal securities laws to be "beneficially owned" by each as of January 31, 1999, and certain other information, are set forth below. In some instances, "beneficial ownership" of shares may be deemed to exist by reason of voting or investment power even though other persons, such as family members or beneficiaries of trusts, have the economic interest in the shares, and in certain instances "beneficial ownership" may be disclaimed by a nominee. In addition, shares subject to certain stock options are deemed to be "beneficially owned" by the optionees.



           NAME              AGE                                 INFORMATION
-------------------------   -----   --------------------------------------------------------------------

Cynthia A. Archer            45     SENIOR VICE PRESIDENT-INTERMODAL SERVICE GROUP, CONRAIL, INC. AND
                                    CONSOLIDATED RAIL CORPORATION. Ms. Archer has occupied this position since May, 1995. From February, 1994 until April, 1995 she was General Manager, Harrisburg Operating Division. Prior to that
                                    Ms. Archer was Assistant Vice President, Food and Agriculture
                                    Marketing and Sales. She was elected a Director of Merc-Safe in
                                    1997.
                                    Elected Director of Mercshares: 1997
                                    Member: Audit Committee
                                    Owns beneficially 550 shares of Common Stock
H. Furlong Baldwin           67     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                    MERCSHARES, AND CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                    OFFICER, MERC-SAFE. Mr. Baldwin has been President of Mercshares since September, 1997, Chairman of the Board since 1984, and has been its Chief Executive Officer since 1976. He has been
                                    Chairman of the Board and Chief Executive Officer of Merc-Safe
                                    since 1976. Mr. Baldwin is a Director of Baltimore Gas & Electric
                                    Company, CSX Corp., GRC International Inc., and The St. Paul
                                    Companies. He was elected a Director of Merc-Safe in 1968.
                                    Elected Director of Mercshares: 1970
                                    Member: Executive Committee
                                    Owns beneficially 369,040 shares of Common Stock, including
                                    59,040 shares subject to exercisable options.
Thomas M. Bancroft, Jr.      69     FORMER CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, THE
                                    NEW YORK RACING ASSOCIATION, INC. He was elected a Director of
                                    Merc-Safe in 1974.
                                    Elected Director of Mercshares: 1974
                                    Member: Audit Committee
                                    Owns beneficially 11,250 shares of Common Stock.
Richard O. Berndt (1)        56     PARTNER, GALLAGHER, EVELIUS & JONES, a law firm engaged in the general practice of law. Mr. Berndt has been a partner in that firm since 1972. He is a Director of Municipal Mortgage and Equity,
                                    L.L.C. Mr.  Berndt was elected a Director of Merc-Safe in 1976.
                                    Elected Director of Mercshares: 1978
                                    Member: Audit Committee
                                    Executive Committee
                                    Owns beneficially 28,693 shares of Common Stock.

            NAME               AGE                                 INFORMATION
---------------------------   -----   ---------------------------------------------------------------------
William R. Brody, M.D.         55     PRESIDENT, JOHNS HOPKINS UNIVERSITY. Dr. Brody has occupied that position since August, 1996. From September, 1994 through July,
                                      1996, Dr. Brody was Provost of The University of Minnesota
                                      Academic Health Center. From 1987 to August, 1994, he was
                                      Martin Donner Professor and Director of Radiology, Johns Hopkins
                                      University. Dr. Brody is a Director of Alza Corp and Medtronic, Inc.
                                      He was elected a Director of Merc-Safe in 1996.
                                      Elected Director of Mercshares: 1996
                                      Owns beneficially 150 shares of Common Stock.
George L. Bunting, Jr.         58     PRESIDENT AND CHIEF EXECUTIVE OFFICER, BUNTING MANAGEMENT
                                      GROUP, a private financial management company. Mr. Bunting has occupied this position since 1991. Mr. Bunting is a Director of
                                      Crown Central Petroleum Corporation and Guilford
                                      Pharmaceuticals, Inc. He was elected a Director of Merc-Safe in
                                      1992.
                                      Elected Director of Mercshares: 1992
                                      Owns beneficially 7,868 shares of Common Stock.
Martin L. Grass                45     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, RITE AID
                                      CORPORATION, retail drug sales. Mr. Grass has occupied this position since March, 1995. Prior thereto, he was its President and Chief
                                      Operating Officer. From 1989 to November, 1995, Mr. Grass was
                                      VICE CHAIRMAN OF THE BOARD, SUPER RITE CORPORATION, a food wholesaler and retailer. Mr. Grass is a Director of Tessco
                                      Technologies, Inc. He was elected a Director of Merc-Safe in 1995.
                                      Elected Director of Mercshares: 1995
                                      Member: Compensation Committee
                                      Owns beneficially 1,500 shares of Common Stock
Freeman A. Hrabowski, III      48     PRESIDENT, UNIVERSITY OF MARYLAND BALTIMORE COUNTY. Dr. Hrabowski
                                      has served in this capacity since September, 1993. Dr. Hrabowski is a Director of Baltimore Gas & Electric Company and McCormick
                                      & Company, Inc. He was elected a Director of Merc-Safe in 1996.
                                      Elected Director of Mercshares: 1996
                                      Owns beneficially 189 shares of Common Stock.

           NAME              AGE                                    INFORMATION
-------------------------   -----   --------------------------------------------------------------------------
Mary Junck                   51     PRESIDENT, TIMES MIRROR EASTERN NEWSPAPERS and EXECUTIVE VICE
                                    PRESIDENT, TIMES MIRROR. Ms. Junck has served in these capacities since September, 1997. Prior thereto, she was Publisher and Chief
                                    Executive Officer of THE BALTIMORE SUN. Ms. Junck has announced her intention to resign her positions with the TIMES MIRROR companies in April, 1999. She was elected a Director of Merc-Safe in 1997.
                                    Elected Director of Mercshares: 1997
                                    Member: Compensation Committee
                                    Owns beneficially 1,600 shares of Common Stock.
Robert A. Kinsley            58     CHAIRMAN AND CHIEF EXECUTIVE OFFICER, KINSLEY CONSTRUCTION, INC.
                                    Mr. Kinsley has served in this capacity since March, 1996. Prior thereto, he was its President. Mr. Kinsley was elected a Director of
                                    Merc-Safe in 1996.
                                    Elected Director of Mercshares: 1996
                                    Member: Audit Committee
                                    Executive Committee
                                    Owns beneficially 8,088 shares of Common Stock.
William J. McCarthy (2)      68     PRINCIPAL, WILLIAM J. MCCARTHY, P.C., WHICH IS A PARTNER IN VENABLE,
                                    BAETJER AND HOWARD, LLP, a law firm engaged in the general practice of law. Either Mr. McCarthy or his professional corporation has been a member of that firm since 1964. He was elected a
                                    Director of Merc-Safe in 1975.
                                    Elected Director of Mercshares: 1975
                                    Member: Executive Committee
                                    Owns beneficially 2,250 shares of Common Stock.
Morris W. Offit              62     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF OFFITBANK
                                    since 1990 and of OFFITBANK Holdings, Inc. since January, 1999.
                                    OFFITBANK Holdings, Inc. was formed to hold all the OFFITBANK stock. OFFITBANK is a private New York State trust bank offering integrated investment management services to individuals,
                                    corporations, pensions, trusts and not-for-profit institutions. Mr. Offit is a Director of Cantell Industries, Inc., and Hasbro, Inc. He was
                                    elected a Director of Merc-Safe in 1984.
                                    Elected Director of Mercshares: 1984
                                    Member: Compensation Committee
                                    Executive Committee
                                    Owns beneficially 138,600 shares of Common Stock.

           NAME              AGE                                INFORMATION
-------------------------   -----   -------------------------------------------------------------------
Morton B. Plant              63     CHAIRMAN, KEYWELL CORPORATION, a recycler of stainless steel and high temperature alloy scrap metal. He has occupied that position since 1996. Prior thereto, Mr. Plant was also Chief Executive
                                    Officer. He was elected a Director of Merc-Safe in December, 1997.
                                    Elected Director of Mercshares: 1997
                                    Owns beneficially 3,350 shares of Common Stock.
Christian H. Poindexter      60     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                    BALTIMORE GAS & ELECTRIC COMPANY, an investor-owned diversified gas and electric utility. Mr. Poindexter has been President since
                                    March, 1998 and Chairman of the Board and Chief Executive
                                    Officer since 1993. He was elected a Director of Merc-Safe in
                                    1987.
                                    Elected Director of Mercshares: 1987
                                    Member: Compensation Committee
                                    Executive Committee
                                    Owns beneficially 1,050 shares of Common Stock.
Donald J. Shepard            52     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                    AEGON USA, INC., a holding company owning insurance and
                                    insurance related companies. Mr. Shepard has been President and
                                    Chief Executive Officer since 1989 and became Chairman of the
                                    Board in 1992. He is a member of the Executive Board of AEGON
                                    N.V. Mr. Shepard was elected a Director of Merc-Safe in 1992.
                                    Elected Director of Mercshares: 1992
                                    Member: Compensation Committee
                                    Executive Committee
                                    Owns beneficially 13,500 shares of Common Stock.

----------
(1) The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Mercshares affiliates.

(2) The firm of Venable, Baetjer and Howard, LLP renders legal services to Mercshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Mercshares.

     All of the Directors have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Mercshares on which they served during 1998 except Mr. Grass and Mr. Offit.

     No Director, nominee or officer of Mercshares was the "beneficial owner" of as much as 1.0% of the outstanding shares of Common Stock, as of January 31, 1999. On that date, the Directors, nominees and executive officers of Mercshares as a group owned beneficially 818,490 shares or 1.15% of the shares of Common Stock outstanding. As to certain shares, the Directors, nominees and executive officers had no voting or investment power but the shares were included above because of ownership by family members. As to the shares reported above with respect to which the Directors, nominees and executive officers had or shared voting or investment power, they had sole voting and investment power as to 786,251 shares of Common Stock and shared voting and investment power as to 13,501 shares of Common Stock.

     Of the foregoing holdings, the executive officers named in the Summary Compensation Table who are not Directors or nominees for election owned beneficially on January 31, 1999, the following numbers of shares (including shares subject to options exercisable or becoming exercisable within 60 days after January 31, 1999), aggregating less than 1.0% of the outstanding Common
Stock: Mr. Reid, 45,105 shares including 38,125 shares subject to options; Mr. Mohler, 55,408 shares including 41,625 shares subject to options;

Mr. Steil, 35,171 shares including 33,000 shares subject to options; and Mr. Yarbro, 12,750 shares including 6,750 shares subject to options.

     Mr. Mohler, an executive vice president of Mercshares and Merc-Safe, has relinquished these positions with eligibility for retirement. His 1998 compensation, and benefit arrangements to which he will be entitled thereafter, are described in the appropriate sections of this Proxy Statement.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors of Mercshares to report changes in their beneficial ownership of Mercshares Common Stock to the Securities and Exchange Commission. For the year 1998, Mercshares believes that all executive officers and Directors who were required to do so filed the required reports in a timely fashion except that Robert A. Kinsley filed a late report of two October 1998 purchases totalling 3,000 shares.


                      REPORT OF THE COMPENSATION COMMITTEE

OVERALL POLICY

     The Board of Directors of Mercshares establishes the overall goals and objectives of Mercshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the "Committee") of Mercshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent nonemployee Directors of both institutions who do not participate in any executive compensation plan. All executive officers of Mercshares are officers of Merc-Safe.

     In order to achieve the overall goals and objectives of Mercshares, and recognizing the interest of the stockholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation both to individual and corporate performance, and return to stockholders. This philosophy enables Mercshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to create an identity of interests between executives and Mercshares' stockholders. Mercshares' executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock based compensation, geared to corporate performance.

     The Committee administers the provisions of Mercshares' incentive cash bonus plan and its stock based plan, which are applicable to all affiliates of Mercshares. In addition, the Committee is authorized to make recommendations to the Boards of Mercshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

     The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual incentive compensation which is governed by a pre-existing mathematical formula, stock based compensation which currently consists of existing awards, and the factors considered in establishing basic cash compensation for 1998.


BASIC CASH COMPENSATION

     The Committee, in determining basic cash compensation of the executive officers of Mercshares, considers corporate profitability, financial condition, capital adequacy, return on assets and the planned compensation budget for Mercshares. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth under the caption "1998 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Mercshares, its stockholders and its executive officers. Under an executive employment agreement, the basic cash compensation of Mr. Baldwin for any year may not be less than basic cash compensation for the prior year.


ANNUAL INCENTIVE COMPENSATION

     In addition to basic cash compensation, the Committee, in 1981, developed an annual incentive compensation plan, which is based on a pre-established mathematical formula tied directly to corporate performance and profitability.

     Forty-four executives of Mercshares and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability currently participate in the incentive compensation plan. Participants in the plan are chosen annually by the Committee. The plan has both a long-term and a short-term incentive effect because no annual awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate (or unit) employing the participant, in excess of five percent per annum is maintained from the Base Year of the plan. The maximum potential annual award is subject to attaining a 15 percent annual improvement in such earnings per share or net operating income. As provided in the plan, the maximum potential annual award for 1998 is generally 33 percent of a participant's salary (65 percent in the case of Mr. Baldwin and 50 percent in the case of four other officers). However, because management of Mercshares' affiliates is decentralized, not more than one half of any potential award is based on improvement in Mercshares' earnings per share, and not more than one half is based on improvement in net operating income of the affiliate (or unit) employing the participant. Incentive cash bonuses paid to those executive officers named in the Summary Compensation Table are reflected in the Table under the caption "Bonus."


STOCK BASED COMPENSATION

     The Omnibus Stock Plan, approved by the stockholders in 1990, and 1997 as to certain amendments, is designed to create a common interest between key employees and stockholders on a long-term basis. Its purpose is to encourage participants to maintain and increase their proprietary interests as stockholders in Mercshares and to benefit from the long-term performance of Mercshares.

     The Committee believes that a close linking of stockholder and key employee interests through the grant of stock options is important to the continuing success of Mercshares because stock options have no realizable value unless the price of Mercshares Common Stock increases.

     Accordingly, from March, 1995 through 1998, the Committee granted, under the Omnibus Stock Plan, options for a total of 1,796,725 shares of Common Stock without tandem stock appreciation rights to 322 key employees of Mercshares and its affiliates. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life.

     Of the total granted, options for 1,335,750 shares ("performance-based options") were granted to 51 senior officers of Mercshares and its affiliates, including the Chief Executive Officer and the executive officers named in the Summary Compensation Table. Twenty-five percent of these performance-based options may become exercisable on and after each anniversary date of the grant, except that if any such senior officer attains his normal retirement date during that four year period, any options that have not become exercisable and have not been forfeited become exercisable on the anniversary date following the normal retirement date, subject to the satisfaction of the corporate earnings tests described in this paragraph for the year preceding retirement. No options will become exercisable on an anniversary date unless Mercshares' earnings per share have increased at a compounded growth rate of at least five percent over 1994. If this test is met, then a portion (up to one-half) of the options maturing on the anniversary date become exercisable based on a sliding scale to the extent that the percent of increase of earnings per share of Mercshares over the prior year earnings per share is in a range of six to ten percent; if the percent of earnings increase is 10% or more, the entire one-half portion of the options becomes exercisable. The remaining one-half portion may be exercised only if the net operating income of the affiliate employing the participant has increased at a compounded growth rate of at least five percent over 1994. If this test is met, then up to one-half of the options maturing on the anniversary date become exercisable, based on the same sliding scale, with respect to the percent of increase of the net operating income of the affiliate over its prior year's net operating income.

To the extent these tests are not met, all or a portion of the performance-based options maturing each year are forfeited and become available for further grants.

     The remaining options for 460,975 shares were granted to 271 key employees of the affiliates of Mercshares. These options are not performance-based options and are fully exercisable as of the date of grant.


1998 COMPENSATION

     The Committee, in determining the 1998 basic cash compensation of the executive officers of Mercshares, considered the factors described in this Report.

     H. Furlong Baldwin is Chairman of the Board, President and Chief Executive Officer of Mercshares and Chairman of the Board and Chief Executive Officer of Merc-Safe and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Mercshares and its affiliates, and the carrying out of corporate policies and procedures. Since 1970, these duties have also included the primary responsibility for recommending to the Board of Mercshares the acquisition and establishment of additional affiliates. In 1998, Hugh W. Mohler served as Executive Vice President of Mercshares and Merc-Safe; J. Marshall Reid was President and Chief Operating Officer of Merc-Safe; Jack E. Steil was Chairman -- Credit Policy of Merc-Safe; and Alan D. Yarbro was General Counsel and Secretary of Mercshares and Merc-Safe. Messrs. Reid and Steil, officers of Merc-Safe, are designated as executive officers of Mercshares because they participate in policy making activities affecting Mercshares.

     The 1998 basic cash compensation of Messrs. Baldwin, Reid, Mohler, Steil and Yarbro was set in February, 1998. The Committee was aware that incentive compensation payments to the executive officers of Mercshares would be made in 1998 attributable to 1997 performance under the Annual Incentive Compensation Plan, and the extent to which outstanding performance-based options under the Omnibus Stock Plan would become exercisable in 1998.

     The Committee was aware of 1997 earnings of Mercshares. The Committee further reviewed profitability and capital strength ratios (return on assets, net interest margin, efficiency ratio, equity to assets and return on equity) and loan loss performance ratios (period-end non-performing assets to loans and other real estate owned, net charge-offs to average loans and period-end allowance for loan losses to non-performing loans) for the years 1992 through 1996 and the quarter ended September 30, 1997, as compared to comparable information for 26 banking companies with assets from $5 to $10 billion, considered by an independent analyst as Mercshares' peer group. The Committee then compared similar ratios showing profitability, capital adequacy, reserve strength, and asset quality with those of the 50 largest banking institutions in the United States as prepared by that financial analyst. The Committee was aware that, for the third quarter, 1997 (the then most recent quarter for which the following rating was published), Mercshares was rated "superior", compared to eight selected banking institutions in Maryland, Delaware, the District of Columbia and Virginia, based on 39 separate financial ratios that depict financial strength and profitability compiled by IDC Financial Publishing, Inc.


     The Committee then compared the compensation of Mr. Baldwin with an independent study published in 1997 reflecting compensation information for 1996 of the 101 commercial banking institutions participating in the study and with the compensation of executive officers of five banking institutions, based on proxy information covering the years 1994, 1995 and 1996 (the then most currently available), selected as generally comparable to Mercshares in terms of criteria including the nature and quality of operations, or geographic proximity. This latter group included financial institutions having significant income generated by trust and investment activities, high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

     The Committee concluded that Mercshares' profitability and capital strength ratios continued to be strong, and that loan loss ratios were favorable, both standing alone and in comparison to the 26 banking companies constituting the peer group and the 50 largest banking institutions group, and that Mercshares' performance, overall, was strong. The Committee determined, however, not to recommend an increase in the base compensation of Mr. Baldwin. The Committee agreed to consider a supplemental bonus for Mr. Baldwin based on 1998 operating results, calculated as if Mr. Baldwin were eligible for a bonus of up to an additional

15% of his salary, under the same tests used for calculating awards under the annual incentive compensation plan. The bonus was approved in December, 1998, to be calculated in 1999 based on final 1998 operating results, and amounted to 11.3% of Mr. Baldwin's salary. The travel allowance for Mr. Baldwin (as disclosed in the Summary Compensation Table), which has been recommended by the Committee and approved by the Boards annually since 1990 as an appropriate corporate expense, was continued. The 1998 base compensation of Messrs. Reid, Mohler, Steil and Yarbro as shown in the Summary Compensation Table under the "Salary" caption, was based on the factors described above and evaluation of their performance and responsibilities.

     In December, 1997, the Committee designated Messrs. Baldwin, Reid, Mohler, Steil and Yarbro as participants for 1998 in the Annual Incentive Compensation Plan. Under the formula requirements of that Plan, based on 1998 earnings per share and net operating income and to the extent that mathematical Plan criteria were met, these individuals earned incentive cash compensation, paid in 1999, which is included under the caption "Bonus" in the Summary Compensation Table for 1998.

     Calman J. Zamoiski, Jr. was a Director and Chairman of the Committee until April 29, 1998, when he did not stand for reelection as a Director. Donald J. Shepard and Mary Junck did not become members of the Committee until April 29, 1998, and therefore did not participate in the determination of 1998 basic cash compensation for Mr. Baldwin and the other named executive officers.

     Section 162(m) of the Internal Revenue Code provides for non-deductibility, in certain cases, of compensation paid to certain executives in excess of $1 million per year. Mercshares does not have a policy limiting compensation to amounts deductible under Section 162(m). The annual incentive plan and the Omnibus Stock Plan have been approved by the stockholders and are designed to be qualified performance-based plans so that Section 162(m) limits would not apply to plan benefits. Section 162(m) limits would apply to salary, bonuses in excess of bonuses under the annual incentive compensation plan and certain amounts included under "Other Annual Compensation" and "All Other Compensation" in the Summary Compensation Table.


THE COMPENSATION COMMITTEE


  Martin L. Grass                                              Christian H. Poindexter
  Mary Junck (since April 29, 1998)                            Morris W. Offit
    Calman J. Zamoiski, Jr., Chairman (until April 29, 1998)
    Donald J. Shepard, Chairman (since April 29, 1998)

     The following line graph compares cumulative total stockholder return on Mercshares Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index for the period beginning December 31, 1993, through December 31, 1998. The graph assumes $100 invested at the closing price on December 31, 1993, and the reinvestment of all dividends. With reference to the Report of the Compensation Committee, 28 of the 50 largest banking institutions whose performance ratios were reviewed, one of the five institutions considered for compensation purposes and 18 of the 101 institutions participating in the compensation study are included in the S & P Banks Composite Index. One of the 26 institutions considered as peer institutions of Mercshares whose performance ratios were reviewed is so included. The S & P Banks Composite Index consisted, as of December 31, 1998, of five "Money Center Banks", and 24 "Major Regional Banks", each of which is substantially larger than Mercshares.


                               PERFORMANCE GRAPH

[PLOT POINTS BELOW]

                               1993         1994         1995         1996         1997         1998
                           ------------ ------------ ------------ ------------ ------------ ------------
Mercshares ...............  $  100.00    $  106.49    $  156.54    $  186.14    $  350.28    $  352.38
S&P Banks Composite Index      100.00        94.97       151.38       214.47       309.87       331.22
S&P 500 ..................     100.00       101.36       139.42       171.42       228.59       293.94

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Merc-Safe has banking and other relationships, in the ordinary course of business, with a number of its Directors and companies associated with them, including extensions of credit to Ms. Junck, to Messrs. Grass, Shepard and Zamoiski and companies associated with them, and to companies associated with Mr. Poindexter. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. Mr. Baldwin is a director of Baltimore Gas & Electric Company of which Mr. Poindexter is an executive officer, and a director and member of the compensation committee of OFFITBANK Holdings, Inc., a privately owned company, of which Mr. Offit is an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain summary compensation information as to the Chief Executive Officer and the other four most highly compensated executive officers, based on total annual salary and bonus for 1998.


                           SUMMARY COMPENSATION TABLE



                                                                                        LONG TERM
                                                                                      COMPENSATION
                                                                                     --------------
                                                                                         AWARDS
                                                                                     --------------
                                                   ANNUAL COMPENSATION
                                      ----------------------------------------------
                                                                                       SECURITIES
           NAME AND                                                   OTHER ANNUAL     UNDERLYING        ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)      BONUS($)      COMPENSATION($)   OPTIONS/SARS#  COMPENSATION($)(1)
------------------------------ ------ ----------- ---------------- ----------------- -------------- -------------------
H. Furlong Baldwin ........... 1998    850,000         510,000(2)        96,600(2)           --           65,200
 Chairman of the Board,        1997    878,500         414,400           96,900(2)           --           57,700
 President and Chief           1996    750,000         219,400           76,000(2)           --           54,700
 Executive Officer
J. Marshall Reid (3) ......... 1998    350,000         131,300               --              --           48,000
 President of Merc-Safe        1997    284,200         116,900               --              --           27,400
Hugh W. Mohler ............... 1998    295,000         110,600               --              --           67,600
 Executive Vice President      1997    292,400         105,700               --              --           56,500
                               1996    267,800          60,400               --              --           59,900
Jack E. Steil (3) ............ 1998    275,000          82,500               --              --           57,300
 Chairman -- Credit Policy of  1997    243,000          99,900               --              --           34,300
 Merc-Safe
Alan D. Yarbro (4) ........... 1998    230,000          86,300               --              --           26,100
 General Counsel and           1997    217,700          78,700               --              --           20,000
   Secretary                   1996    137,700          58,500               --          30,000            2,100

----------
(1) Represents cost of group-term life insurance deemed to be employee income under the Internal Revenue Code and contributions made on behalf of the executive officer by Merc-Safe to the Mercshares Thrift Plan and to supplemental thrift and cash balance pension plan arrangements as follows:




                                                             SUPPLEMENTAL
                       YEAR   LIFE INSURANCE   THRIFT PLAN      PLANS        TOTAL
                      ------ ---------------- ------------- ------------- ----------
Mr. Baldwin ......... 1998        $11,300         $4,800       $49,100     $65,200
                      1997         11,000          4,800        41,900      57,700
                      1996          6,300          4,500        43,900      54,700
Mr. Reid ............ 1998          1,600          9,600        36,800      48,000
                      1997          1,200          9,600        16,600      27,400
Mr. Mohler .......... 1998          2,600          9,600        55,400      67,600
                      1997          2,600          9,600        44,300      56,500
                      1996          2,600          7,500        49,800      59,900
Mr. Steil ........... 1998          2,600          9,600        45,100      57,300
                      1997          2,300          9,600        22,400      34,300
Mr. Yarbro .......... 1998          1,600          9,600        14,900      26,100
                      1997          1,400          9,600         9,000      20,000
                      1996            700            -0-         1,400       2,100

----------
(2) Mr. Baldwin's bonus amount includes $414,400 under the annual incentive compensation plan and the $95,600 supplemental bonus referred to in the Report of the Compensation Committee. Of the other annual compensation amounts, $87,800 in 1998, $88,200 in 1997, and $69,500 in 1996 represent travel expenses incurred by Mr. Baldwin.

(3) No information is presented for 1996 because Messrs. Reid and Steil did not become executive officers of Mercshares until 1997.

(4) Mr. Yarbro became an executive officer of Mercshares in April, 1996.

AGGREGATE OPTIONS TABLE

     The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock options during 1998 by executive officers named in the Summary Compensation Table and the December 31, 1998, value of unexercised stock options. No stock appreciation rights were outstanding in 1998.


                      AGGREGATED OPTION EXERCISES IN LAST
                    FISCAL YEAR AND FY -- END OPTION VALUES



                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                         VALUE     OPTIONS AT FY-END (#)(2)        AT FY-END ($S)(1)(2)
                      SHARES ACQUIRED   REALIZED ----------------------------- ----------------------------
NAME                  ON EXERCISE (#)   ($S)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------- ----------------- --------- ------------- --------------- ------------- --------------
Mr. Baldwin ........          --            --      59,040              --       1,412,206            --
Mr. Reid ...........       3,500        72,335      26,875          11,250         642,769       269,066
Mr. Mohler .........          --            --      30,375          11,250         726,479       269,066
Mr. Steil ..........          --            --      23,625           9,375         565,039       224,222
Mr. Yarbro .........       6,000        72,750       6,750          15,000         143,438       318,750

----------
(1) Share values included in the table represent the fair market value of the shares at the exercise date for exercised options, or at December 31, 1998, for unexercised options, less the exercise price of the options. The closing price of the Common Stock on December 31, 1998 was $38.50 per share.

(2) As explained in the Report of the Compensation Committee, and except for Mr. Baldwin, these options become exercisable in four equal annual installments following the grant date, but only if and to the extent that certain annual corporate earnings tests are met. Under the Omnibus Stock Plan, because Mr. Baldwin attained age 65 in January, 1997, his additional options for 90,000 shares became eligible for exercise in March, 1997, but only to the extent the tests were met for 1996. After application of the tests, options for 63,000 shares held by Mr. Baldwin became exercisable in March, 1997 and his remaining options for 27,000 shares were forfeited. Of the options for other executives shown above as unexercisable on December 31, 1998, options became exercisable in March, 1999, as follows: options for 11,250 shares held by Mr. Reid, options for 11,250 shares held by Mr. Mohler, and options for 9,375 shares held by Mr. Steil. Options for 7,500 shares held by Mr. Yarbro will become exercisable in April, 1999.

RETIREMENT AGREEMENTS AND PLANS


           DEFERRED COMPENSATION AND SUPPLEMENTAL PENSION AGREEMENTS

     Mr. Baldwin has an arrangement with Merc-Safe pursuant to which his rate of salary was reduced. In exchange, Merc-Safe from time to time invests, in life insurance and annuity policies, amounts equal to the salary reduction amounts and a portion of the cumulative cash surrender values of those policies. These investments serve as a funding source for the benefits described below. Alternate provisions have been made for events such as termination, resignation, death or disability prior to retirement, but, assuming retirement, annual payments for a minimum of fifteen years or until death (if later) would approximate $168,000. The salaries for 1998 and prior periods reported under the caption "Salary" in the Summary Compensation Table are the full salaries before the deferred compensation reductions.

     Mr. Baldwin also participates in supplemental pension and thrift plan arrangements whereby he is eligible to receive (1) benefits in the amounts he would have received had his compensation not been reduced from current levels, and (2) amounts to which he would have been entitled under the Mercshares cash balance pension plan and thrift plan but for the maximum salary, benefit and contribution limitations on defined benefit and contribution plans under the Internal Revenue Code.

     In connection with his retirement, Mr. Mohler will be paid a cash benefit at an annual rate of $295,000 through February 1, 2000, and until that time he will be eligible for employee insurance and other benefits, including participation in the Mercshares thrift plan. He will also be eligible for the stock options described in the Aggregate Options Table and the benefits described below under "Cash Balance Pension Plan," "Supplemental Cash Balance Plan" and "Supplemental Thrift Plan".


                           CASH BALANCE PENSION PLAN

     Mercshares is sponsor of an employees' cash balance pension plan adopted by a majority of its affiliates. Each plan participant who was employed on January 1, 1991 (including those individuals named below except for Messrs. Reid and Yarbro) was credited under the cash balance pension plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance pension plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement to those individuals named below, all of whom, except Messrs. Reid and Yarbro, were employed on December 31, 1990, will be paid in annuity form and will consist of the sum of their frozen accrued benefits and their cash balance accounts. The plan does not determine benefits primarily by final average compensation. In March, 1998, the plan was amended to provide all participants as of January 1, 1998, with an additional accrued benefit at retirement.

     Estimated annual pension benefits shown below are presented as straight life annuities, even though retirees may elect to receive a form of benefit other than a straight life annuity. The benefits are based on base salary and bonus for 1998. For future years, it is estimated that the executive officers' salaries will increase through their dates of retirement at the plan's internal salary increase assumption and that their bonuses will continue at the same amount through their dates of retirement. Actual salary increases may differ from the plan's internal salary increase assumption and actual bonuses may differ significantly from the 1998 bonuses; and in some years it is possible, based on the formula in the Annual Incentive Compensation Plan, that no bonuses will be earned. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated below.

     At the plan's normal retirement age of 65, the individuals named below would have the following years of service and estimated annual pension benefits: Mr. Reid, 18 years and $141,000; Mr. Steil 42 years and $264,000; and Mr. Yarbro 10 years and $37,000. If Mr. Baldwin were to retire at age 69, he would have 45 years of service and estimated annual pension benefits of $950,000, in addition to the deferred compensation benefit described above. These amounts are the total of estimated payments from the plan and under the supplemental pension arrangements described above and, with respect to Messrs. Reid, Steil and Yarbro under the following section entitled "Supplemental Cash Balance Pension Plan". Upon his retirement, Mr. Mohler's annual benefit under the plan is expected to be $60,100.

     All other officers of Mercshares participate in the cash balance pension plan. Directors who are not also officers of Mercshares or an affiliate do not participate in the cash balance pension plan.


                     SUPPLEMENTAL CASH BALANCE PENSION PLAN

     Mercshares is sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except for Mr. Baldwin. Messrs. Reid, Mohler, Steil and Yarbro, as well as 35 other employees of Mercshares and its affiliates, participate in the plan. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan. In addition, if a participant's benefit under the cash balance pension plan is limited by Section 415 of the Internal Revenue Code and is not already provided for under this plan, an amount equal to the shortfall will be added to the participant's account. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest equal to the average value of interest rates on 52 week U. S. Treasury Bills, determined pursuant to a fixed formula, but no less than four percent nor more than 12 percent, until the participant's account is fully distributed. For 1998, Mr. Reid's account was credited with $27,600, Mr. Mohler's with $48,100, Mr. Steil's with $38,700, and Mr. Yarbro's with $10,400. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed after the participant's termination of employment or death, either in a single-sum payment, or in equal annual installments over a period not to exceed ten years. Mr. Mohler has been paid his vested benefit of $186,800 under the plan.


                                  THRIFT PLAN

     Mercshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. The plan provides that corporate contributions, based on a percentage of an employee's salary, are paid to the employee's thrift plan account. Additionally, employees may elect to defer up to 15% of their salaries by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 1998 are included under the caption "All Other Compensation" in the Summary Compensation Table. Messrs. Reid, Mohler, Steil and Yarbro elected to defer a percentage of their salaries during 1998. The amounts so deferred are included under the caption "Salary" and the matching contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.


                            SUPPLEMENTAL THRIFT PLAN

     Mercshares is sponsor of an unfunded, nonqualified supplemental thrift plan. All vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $160,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except for Mr. Baldwin. Messrs. Reid, Mohler, Steil and Yarbro, as well as 35 other employees of Mercshares and its affiliates, participate in this plan. At the end of a calendar year, the account of each participant is credited with an amount equal to 3% of the portion of the participant's compensation for that calendar year that exceeds the above limit. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest at the per annum rate of five percent except that interest is pro-rated for accounts that terminate in midyear. For 1998, Mr. Reid's account was credited with $9,200, Mr. Mohler's with $7,200, Mr. Steil's with

$6,400 and Mr. Yarbro's with $4,500. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed in a lump sum payment after a participant's termination of employment or death. Mr. Mohler has been paid his vested benefit of $30,000 under the plan.


MEDICAL REIMBURSEMENT PLAN

     Mercshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Messrs. Baldwin, Mohler and Steil participated in the plan in 1998. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and direct those amounts to a medical reimbursement account (MRA). Funds in the MRA then become available to reimburse the employee for certain uninsured medical expenses. Any balance left in an employee's MRA at year end reverts to his employer. Amounts directed to the MRA for Messrs. Baldwin, Mohler and Steil are included under the caption "Salary" in the Summary Compensation Table.


OTHER ARRANGEMENTS


                             EMPLOYMENT AGREEMENTS

     Mercshares and Merc-Safe have entered into an employment agreement with Mr. Baldwin, pursuant to which Mr. Baldwin serves in his executive positions. His base salary for 1998 is disclosed in the Summary Compensation Table. The agreement provides that base salary will not be less in any year than in the preceding year. Mr. Baldwin's agreement has been extended to continue until February 1, 2000.


                    CHANGE OF CONTROL TERMINATION AGREEMENTS

     Mercshares has entered into Change of Control Termination Agreements with Messrs. Baldwin and Yarbro. In the event that during the effective period of the agreements, following a "change of control" of Mercshares, the officer is terminated (prior to his retirement date) within three years of a change of control without "cause" or if the officer resigns for "good reason", then such officer is entitled to receive certain cash payments from Mercshares. Payments which may be made under the agreements are limited to the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Mercshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over five years. Mr. Baldwin's Agreement continues until February 1, 2000. For the purposes of the agreements, a "change of control" means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of the Mercshares Common Stock; (b) there occur certain specified changes in the composition of the Mercshares Board of Directors; (c) Mercshares' stockholders approve a reorganization, merger, consolidation or statutory share exchange of Mercshares unless after such transaction, holders of the previously outstanding Mercshares Common Stock own more than 50% of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Mercshares or sale of all or substantially all of the assets of Mercshares. For purposes of these agreements, termination by Mercshares for "cause" means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Mercshares, (ii) the officer's willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. "Good reason" includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Mercshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer's place of employment outside of the Mercshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Mercshares or the failure of any successor to Mercshares to assume expressly the obligations of the agreement.

                                 DIRECTOR FEES

     Directors of Mercshares, who are not also officers of Mercshares or its affiliates, are paid a retainer at the annual rate of $15,500 in addition to fees of $750 for each Board meeting and $500 for each Committee meeting attended. The annual retainer is paid each December. All or a portion of the annual retainer may be paid in the form of Mercshares Common Stock, valued at the time the retainer is payable. In 1998, two Directors received an aggregate of 850 shares of Common Stock in lieu of cash retainer fees. Directors who are also officers of Mercshares or its affiliates receive no retainer or compensation for attendance at Board or Committee meetings of Mercshares.

     Mercshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Mercshares and participating affiliates, who are not also officers of Mercshares or its affiliates, the option to defer the retainer and other fees. In March, 1996, Mercshares amended and restated the Directors Deferred Compensation Plan. Prior to the amendment, deferred amounts were invested by MercSafe, as agent, in various securities. Under the amendment and restatement, at the close of each calendar quarter the sum of cash deferred in that quarter by a Director is converted to units by dividing such sum by the closing market price of Mercshares stock and the units are cumulatively credited to the Director's account. At the close of each calendar quarter, the sum of the dividends attributable to the Director's account at the beginning of the quarter is similarly converted to additional units and cumulatively credited. When a participating Director ceases to serve as a Director, a cash sum is computed by multiplying the number of units in his account by the closing market price of Mercshares stock at a time specified in the Plan. This sum is paid in cash to the Director (or a designated beneficiary) over the period of years (one to ten) specified by the Director. Any unpaid balance is credited with interest at five percent. Any Director having a deferred account at the time of the amendment and restatement could elect to have such account converted to units as described above. Failing such election, interest at five percent will be paid on the sum until fully paid out in accordance with the Director's existing deferral agreement.


TRANSACTIONS WITH DIRECTORS AND OFFICERS

     Certain affiliated banks have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors and officers of Mercshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.


                  PROPOSAL TO APPROVE 1999 OMNIBUS STOCK PLAN

     The Board of Directors of Mercshares has approved, and recommends that the stockholders approve, the 1999 Omnibus Stock Plan described below ("1999 Plan"). The 1999 Plan will replace the prior Omnibus Stock Plan ("1989 Plan") which is scheduled to terminate in December, 1999. The 1999 Plan, which is very similar to the 1989 Plan, is structured so that grants of stock incentives may qualify as "performance-based" grants under Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) limits the amount of compensation paid to each executive officer named in the Summary Compensation Table that may be deducted for federal tax purposes in any year to $1 million, unless the compensation qualifies as "performance-based" compensation.

     The 1999 Plan is set forth in its entirety as Exhibit A to this Proxy Statement. An aggregate of 3,000,000 shares of authorized but unissued Common Stock of Mercshares will be authorized for issuance under the 1999 Plan. The maximum number of shares of Common Stock which may be covered by grants to any employee in any fiscal year is 450,000 shares. The 1999 Plan will be administered by the Compensation Committee of the Board of Directors of Mercshares. If not sooner terminated by the Board of Directors, it will terminate on April 27, 2009. The amount and timing of future awards are not now determinable, but certain information concerning prior grants under the 1989 Plan is given below.

     An aggregate of 2,902,500 shares of Mercshares Common Stock was authorized for issuance under the 1989 Plan, which was first approved by the stockholders in 1990. For stock options held by the five most highly compensated executive officers of Mercshares in 1998, reference is made to the Aggregate Options Table. At December 31, 1998, options for 262,914 shares were held by 8 executive officers of Mercshares, at exercise prices ranging from $14.583 to $18.417 per share. Options for a total of 921,515 shares were then held by other employees at exercise prices ranging from $14,583 to $35.25 per share. Options were granted from 1995 through 1998 under the 1989 Plan to a total of 322 key employees. Grants in 1998 were limited to options for 22,500 shares to six employees who are not executive officers at exercise prices ranging from $30.375 to $35.25 per share. In each case, the exercise price equals the fair market value at the date of the grant, and the options have a ten year life. The only awards outstanding are stock options. At December 31, 1998, 1,352,041 shares of Common Stock remained available for grants under the 1989 Plan. No options have been granted in 1999. No further options will be granted under the 1989 Plan if the 1999 Plan is approved by the stockholders.

     The Committee may, from time to time, grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and phantom stock units (hereinafter collectively referred to as "Stock Incentives") under the 1999 Plan. Grants of Stock Incentives may be made by the Committee to employees of Mercshares or its affiliates who are "key employees" taking into account, among other things, their potential contributions to the long term success of Mercshares and its affiliates and the services rendered or to be rendered by such individuals. Subject to restrictions noted herein, the Committee has broad authority to determine the terms and conditions upon which such Stock Incentives may be granted, including, among other things, when they may be granted, their duration, and conditions for their exercise and forfeiture.

     The Committee may condition any grant or award, or the vesting or exercisability of the grant or award, on one or more pre-established, objective performance goals. Such goals may include (without limitation) performance criteria such as earnings per share, return on equity, return on assets, income or net income, operating income or net operating income, sub-categories or combinations of the foregoing, and any other performance criteria contemplated by Section 162(m) of the Code and regulations.

     Stock options give the optionee the right to purchase a number of shares of Common Stock at future dates and at an established price, all as determined by the Committee on the date of the grant. The price may be not less than the fair market value of the stock on the date of grant. The definition of "fair market value" under the 1999 Plan is the closing price per share of Common Stock on the Nasdaq National Market (or alternative market in which the stock is then traded) on the date the stock is valued pursuant to the Stock Incentive being issued. The term of options granted under the 1999 Plan may not exceed ten years.

     A stock appreciation right under the 1999 Plan gives the holder the right to receive, subject to the terms of the grant, stock, cash, or both stock and cash, in an amount equal to the appreciation (between the time of grant and the time of exercise of the right) in the fair market value of one share of Common Stock. The Committee determines what portion of the appreciation is paid in cash or stock and the fair market value of any shares issued in payment.

     Restricted stock issued under the 1999 Plan is Common Stock issued subject to such conditions for forfeiture and transfer restrictions as the Committee determines. Employees to whom restricted stock is granted are entitled to all other benefits of stockholders, including receipt of dividends and voting rights.

     Phantom stock units ("PSUs") are equivalent to but not actual shares of Common Stock which, upon exercise, entitle the holder to receive the fair market value of the underlying stock as of a date determined by the Committee. The Committee determines the specific terms of the grant, including any vesting schedule and any payment to the grantee to parallel dividends on the Common Stock.

     Under the 1999 Plan, the Committee may permit Stock Incentives to be exercised with Common Stock, including shares of Common Stock previously acquired pursuant to a Stock Incentive under the Plan or pursuant to another Mercshares plan, or shares acquired pursuant to the pyramiding of shares received upon the simultaneous surrender and exercise of a Stock Incentive.

     Should any stock option granted under the 1999 Plan expire, be cancelled or otherwise terminate prior to its exercise, or should any restricted stock be forfeited, the shares subject to such option or forfeited restricted stock shall be available for further grants.

     Stock Incentives, other than restricted stock, may not be transferred other than by will or the laws of descent and distribution or as otherwise permitted by the Committee. In the event of a tender offer for Mercshares stock or any share exchange, merger, consolidation or similar transaction, the Committee or the Mercshares Board of Directors may take action to effectuate the purposes of the 1999 Plan, including, among other things, acceleration or change of exercise dates.


TAX INFORMATION

     Some of the stock options issuable under the 1999 Plan may be "incentive stock options" within the meaning of Section 422 of the Code, while others may be "non-qualified stock options." The aggregate fair market value (as of the grant date of an incentive stock option) of the stock with respect to which incentive stock options become exercisable for the first time in any calendar year may not exceed $100,000. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the shares subject to the option at the time of exercise is an item of tax preference which may require payment of an alternative minimum tax. On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then fair market value of the shares on the date of exercise and the exercise price. Upon any subsequent sale of such shares by the optionee, any difference between the sale price and the optionee's tax basis in the shares will be treated generally as capital gain or loss.

     Mercshares will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, or upon the sale of any shares acquired pursuant to such exercise, except that a tax deduction may be available to Mercshares if the employee sells the shares so acquired within two years of the date the option was granted or one year of the date of exercise. Upon the exercise of a non-qualified stock option, Mercshares generally is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the optionee.

     Upon the exercise of a stock appreciation right, the grantee recognizes taxable income (subject to withholding) in an amount equal to any cash received plus an amount equal to the fair market value of any stock received. Mercshares is entitled to a deduction for federal tax purposes in an amount equal to the income recognized by the grantee.

     At the time restricted stock granted under the Omnibus Stock Plan is either transferable or no longer subject to a substantial risk of forfeiture, the grantee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then fair market value of the stock and the amount paid for the stock (if any). However, the grantee may make an election to be taxed as of the date that restricted stock is granted, in which case the grantee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the stock as of the grant date and the amount paid for stock (if any). Mercshares is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the grantee.

     The grantee of a PSU recognizes taxable income (subject to withholding) at the time the PSU becomes exercisable in an amount equal to the then fair market value of Mercshares Common Stock, unless the terms under which the PSU was granted require forfeiture of the restricted stock to which it is related upon exercise of the PSU. If the terms under which the PSU was granted do require forfeiture of the restricted stock to which it is related, the grantee does not recognize income until the PSU is actually exercised. Mercshares is entitled to a deduction for federal tax purposes with respect to a PSU in an amount equal to the income recognized by the grantee.

     The Board of Directors recommends a vote FOR the approval of the 1999 Omnibus Stock Plan.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP, certified public accountants, as the principal auditors for Mercshares for 1999. The stockholders are asked to ratify that appointment.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

     If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, other independent certified public accountants will be selected by the Board upon recommendation of the Audit Committee.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the financial statements of Mercshares for 1999.


                         REPORT OF AMENDMENTS TO BYLAWS

     Article Xll of the Bylaws provides that the Bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Article XII further provides that any action of the Board of Directors in adding to, altering, amending, repealing, or suspending the Bylaws must be reported to the stockholders and may be changed or rescinded at the next annual meeting by holders of the stock then outstanding and entitled to vote, by a majority vote of all the stock then outstanding and entitled to vote.

     Since the last Annual Meeting of Stockholders, the Board of Directors amended the Bylaws, the net effect of which fixed the number of Directors to be elected at 15. The amendment was publicly disclosed in a Form 8-K filing with the Securities and Exchange Commission on March 10, 1999. Under notice provisions of the Bylaws (discussed below under "Voting and Procedural Information"), any stockholder proposing a vote to change or rescind the amendment was required to notify the Secretary of Mercshares on or before March 20, 1999 (the 10th day following the public disclosure).


                       VOTING AND PROCEDURAL INFORMATION

     The election of Directors requires a plurality of votes cast at the meeting.

     The approval of the 1999 Omnibus Stock Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants each requires the affirmative vote of a majority of the votes cast at the meeting.

     The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

     The Bylaws of Mercshares provide that no business shall be conducted at a special meeting of stockholders except that stated in the notice of meeting and that any stockholder proposing to bring business, including any nomination for election of a Director, before a meeting of stockholders must give prior written notice thereof. The notice requirements apply to any annual meeting and to any special meeting as to which the notice of meeting provides for the election of Directors. The notice must be given to and received by the Secretary of Mercshares (at the address set forth in the notice of meeting accompanying this proxy statement) no earlier than 90 days (or, with respect to notice of a proposal for inclusion in the Mercshares' proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal is received pursuant to Rule 14a-8) and no later than 60 days prior to the date of the meeting. If less than 70 days' prior public disclosure of the meeting date is made by Mercshares, any notice of business by a stockholder must be received by the Secretary on or before the 10th day following the date of such public disclosure. If the action proposed by a stockholder is to change or rescind action by the Board of Directors to add to, alter, amend, repeal or suspend the Bylaws under Article XII, the notice of business by the stockholder must be received by the Secretary no earlier than the time prescribed above for stockholder notices and not after the later of the 10th day following public disclosure by Mercshares of the action of the Board of Directors or the 60th day prior to the meeting date. Public disclosure of a meeting date or action by Mercshares may be made by any general mailing to stockholders of record, by any filing with the Securities and Exchange Commission, or by public announcement or by other means reasonably calculated to constitute public disclosure.

     Each notice by a stockholder must provide the name and address of the stockholder and the number of shares of Common Stock of Mercshares which are beneficially owned by the stockholder. For matters other than proposals to nominate any person for election as a Director, the notice must include a brief description of the business desired to be brought before the meeting and any material interest of the stockholder in such business. With respect to any stockholder proposal to nominate any person for election as a Director, the notice must include (i) the name, age, business address and residence address of the nominee, (ii) the nominee's principal occupation or employment, (iii) the number of shares of Common Stock of Mercshares which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy regulations under the Securities Exchange Act of 1934.

     Public disclosure of the date of the 1999 Annual Meeting was given on February 8, 1999, in the Quarterly Report to stockholders for the period ended December 31, 1998 and in prior reports. There were no notices of business proposed by stockholders for the Annual Meeting. Accordingly, no such proposals will be entertained at the Annual Meeting.


                          ANNUAL REPORT OF MERCSHARES

     Copies of the Annual Report of Mercshares, for the year ended December 31, 1998, were mailed on or about March 26, 1999, to those persons who were record holders of stock of Mercshares on March 19, 1999, the record date referred to above.


                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Any proposals of stockholders to be presented for inclusion in Mercshares proxy materials for the 2000 Annual Meeting of Stockholders must be received by the Secretary of Mercshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 27, 1999. Such proposals are subject to and must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

     Rule 14a-4(c) under the Securities Exchange Act of 1934 would permit Mercshares to exercise discretionary proxy voting authority on any stockholder proposal made outside the process of Rule 14a-8 at the 2000 Annual Meeting unless the stockholder submits a notice of such proposal on or before February 9, 2000, in compliance with Rule 14a-4(c). The stockholder would also be required to comply with the notice provisions of the Bylaws described above under "Voting and Procedural Information."


                                 OTHER MATTERS

     Management knows of no other matters which will be presented at the Annual Meeting. However, if any other matter requires a vote, it is intended that the persons named in the enclosed proxy will have discretion to vote the shares represented thereby pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934.

     Mercshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy solicitation materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Mercshares, without additional compensation to them.

     Mercshares has retained the firm of Hill and Knowlton to assist in the solicitation activities referred to above for a fee of $5,500 plus expenses.

     ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.


                                        ALAN D. YARBRO
                                         GENERAL COUNSEL AND SECRETARY

March 26, 1999

                                   EXHIBIT A


                       MERCANTILE BANKSHARES CORPORATION
                            1999 OMNIBUS STOCK PLAN


                                   ARTICLE 1

                            1999 OMNIBUS STOCK PLAN

     For the purposes of this Plan, the definitions set forth in Sections 1.1 through 1.21 shall be applicable.

     SECTION 1.1 AFFILIATE. "Affiliate" shall mean: (i) any corporation in which MBC owns, directly or indirectly, within the meaning of Section 424(f) of the Code, 50% or more of the total combined voting power of all classes of stock of such corporation on a Grant Date; and (ii) any parent corporation of MBC, within the meaning of Section 424(e) of the Code.

     SECTION 1.2 BOARD. "Board" shall mean the Board of Directors of MBC.

     SECTION 1.3 CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations issued thereunder.

     SECTION 1.4 COMMITTEE. "Committee" shall mean the Committee appointed, pursuant to Section 3.3 of the Plan, to administer the Plan.

     SECTION 1.5 EXERCISE DATE. "Exercise Date" shall mean the date on which an Option, SAR, or PSU is exercised, determined in accordance with the provisions of an Option Agreement, Restricted Stock Agreement, agreement granting a SAR or PSU, or such rules and regulations as the Committee may adopt.

     SECTION 1.6 FAIR MARKET VALUE. "Fair Market Value" of a share of Stock on a date shares of Stock are to be valued ("valuation date") in accordance with the provisions of an Option Agreement, Restricted Stock Agreement or other grant agreement made pursuant to this Plan shall mean:

      (i) the last reported sale price per share of Stock, regular way, on the valuation date, or in case no such sale takes place, the average of the closing bid and asked prices, regular way, on such date, in either case as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on a national securities exchange or included for quotation on the Nasdaq National Market ("NNM"); or

      (ii) if the Stock is not so listed or admitted to trading or included for quotation on the valuation date, the last quoted price, or if the Stock is not quoted the average of the high bid and low asked prices, regular way, on such date, in the over-the-counter market, as reported by the NASD Automated Quotations System, or if such system is no longer in use, the principal other automated quotation system then in use; or

      (iii) if the Stock is not quoted by any such organization, the average of the closing bid and asked prices, regular way, on the valuation date, as furnished by a professional market maker making a market in the Stock as selected in good faith by the Committee; provided, however, that the determination of fair market value shall be made in good faith in accordance with the Code. If a valuation date is not a trading day, the determination shall be made as of the next preceding trading day. "Trading day" shall mean a day on which public trading of securities occurs and is reported in the principal consolidated reporting system referred to above, or if the Stock is not listed or admitted to trading on a national securities exchange or included for quotation on the NNM, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are closed.

     SECTION 1.7 GRANTEE. "Grantee" shall mean a Key Employee who has been granted an Option, SAR, PSU, or Restricted Stock pursuant to the provisions of the Plan.

     SECTION 1.8 GRANT DATE. "Grant Date" means the date on which the Committee formally acts to grant an Option, SAR, PSU, or Restricted Stock to a Grantee.

     SECTION 1.9 ISO. "ISO" shall mean an option to acquire Stock that is an incentive stock option as defined in Section 422(b) of the Code.

     SECTION 1.10 KEY EMPLOYEE. "Key Employee" shall mean any employee of MBC or an Affiliate whom the Committee determines to be a Key Employee, taking into account the nature of the services rendered or to be rendered by the particular employee, the employee's potential contribution to the long-term success of MBC or an Affiliate, and such other factors as the Committee shall deem relevant.

     SECTION 1.11 MBC. "MBC" shall mean Mercantile Bankshares Corporation.

     SECTION 1.12 NON-ISO. "Non-ISO" shall mean an option to acquire Stock that is not an ISO.

     SECTION 1.13 OPTION. "Option" shall mean an ISO and/or a Non-ISO.

     SECTION 1.14 OPTION AGREEMENT. "Option Agreement" shall mean an agreement between MBC (or an Affiliate) and a Grantee memorializing the terms and conditions of an Option granted under Section 4.1 of the Plan, and any SAR granted in tandem therewith.

     SECTION 1.15 OPTION PRICE. "Option Price" shall mean the price per share of Stock at which an option may be exercised.

     SECTION 1.16 PLAN. "Plan" shall mean this Mercantile Bankshares Corporation 1999 Omnibus Stock Plan.

     SECTION 1.17 PSU. "PSU" shall mean a phantom stock unit, which, upon exercise thereof, shall entitle Grantee to the Fair Market Value of a share of Stock determined as of such date as the Committee shall specify.

     SECTION 1.18 RESTRICTED STOCK. "Restricted Stock" shall mean Stock granted to and registered in the name of a Grantee pursuant to Section 5.1 of the Plan, but that is non-transferable and subject to forfeiture in accordance with the provisions of Article 5 of the Plan.

     SECTION 1.19 RESTRICTED STOCK AGREEMENT. "Restricted Stock Agreement" shall mean an agreement between MBC (or an Affiliate) and a Grantee memorializing the terms and conditions imposed on Restricted Stock issued pursuant to the provisions of Section 5.1 of the Plan, and any PSUs granted in tandem therewith.

     SECTION 1.20 SAR. "SAR" shall mean a stock appreciation right, which, upon exercise thereof, shall entitle Grantee to the amount by which the Fair Market Value of a share of Stock on the Exercise Date exceeds the Fair Market Value of a share of Stock on the Grant Date.

   SECTION 1.21 STOCK. "Stock" shall mean shares of MBC's authorized but unissued common stock.


                                   ARTICLE 2

                               PURPOSE AND SCOPE

     SECTION 2.1 PURPOSE. The purpose of the Plan is to further the long-term success of MBC and its Affiliates by attracting and retaining Key Employees of MBC and its Affiliates through the use of stock-based incentives. It is believed that the awards granted to eligible persons under this Plan will motivate those persons to further the profitable growth of MBC and will help strengthen their desire to remain with MBC and its Affiliates and will further the identification of those persons' interests with those of MBC' stockholders. The Plan applies only to Options, SARs, Restricted Stock, and PSUs granted under the Plan and shall not apply to any Option, SAR, Restricted Stock, or PSU granted under any other plan of MBC or its Affiliates.

     SECTION 2.2 SCOPE. The aggregate number of shares of Stock that may be issued under the Plan shall not exceed 3,000,000 shares, unless such number of shares is adjusted as provided in Section 7.1 hereof. If an Option expires, is cancelled, or terminates for any reason without having been exercised in full, or if the number of shares of Stock subject to the Option is reduced by reason of the exercise of a SAR granted in tandem therewith, or Restricted Stock is forfeited, the shares of Stock as to which the Option was not exercised and the Restricted Stock forfeited shall become available for issuance under the Plan. No employee may, in any fiscal year, be awarded grants covering more than an aggregate of 450,000 shares of

Stock (the "Limit"), provided, however, that (i) Stock underlying a tandem grant of Options and SARs, or (ii) Restricted Stock and tandem PSUs shall, in either case, be counted only once in calculating the Limit. The Limit shall be adjusted to reflect any adjustment of shares of Stock under Section 7.1.

     SECTION 2.3 ELIGIBILITY AS GRANTEE; NO GUARANTEE OF EMPLOYMENT. Only a Key Employee may be a Grantee, provided that no member of the Committee may be a Grantee. The grant of an award under this Plan shall not be construed as a guarantee of continued employment by the recipient.

     SECTION 2.4 EFFECTIVE DATE AND DURATION OF PLAN. The Plan shall become effective upon its approval by the stockholders of MBC. Unless previously terminated by the Board, the Plan shall terminate on the tenth anniversary of its adoption by the Board. Awards may be granted only during the term of the Plan, but each award granted during the term of the Plan will remain in effect after the termination of the Plan until such award has been exercised, terminated or expired in accordance with its terms and the terms of the Plan.


                                   ARTICLE 3

                            ADMINISTRATION OF PLAN

     SECTION 3.1 ADMINISTRATION BY COMMITTEE. The Plan shall be administered by a committee of the Board appointed pursuant to the provisions of Section 3.3 of the Plan.

     SECTION 3.2 POWERS OF COMMITTEE. The Committee shall have full and final authority, consistent with the exercise of the maximum discretion permitted by law:

      (i) to identify, from time to time, Key Employees;

      (ii) to grant Options, SARs, PSUs, and Restricted Stock, from time to time, to Key Employees;

      (iii) to determine the time or times at which Options, SARs, PSUs, and Restricted Stock shall be granted;

      (iv) to determine the duration, terms and provisions of Options, Option Agreements, SARs, Restricted Stock Agreements, and PSUs, including but not limited to, any vesting or other restrictions;

      (v) to condition the exercise of any Option, SAR, PSU, or the issuance of any shares of Restricted Stock, on the attainment of specified performance goals by the Key Employee or by MBC or an Affiliate;

      (vi) to restrict the sale or otherwise provide for the repurchase of Stock acquired pursuant to the exercise of an Option or SAR or in accordance with the provisions of a Restricted Stock Agreement;

      (vii) to determine the Fair Market Value of Stock;

      (viii) subject to the provisions of Section 4.2, to determine the Option Price;

      (ix) to interpret the Plan, Options, Option Agreements, SARs, PSUs and Restricted Stock Agreements;

      (x) to prescribe, amend and rescind rules and regulations relating to the Plan; and

      (xi) to make all other determinations, orders and decisions which the Committee deems necessary or advisable for the administration of the Plan.

     With respect to any grant or award under the Plan, the Committee may condition the grant, award, or the vesting or exercisability of the grant or award, on one or more pre-established, objective performance goals. Such goals may include (without limitation) performance criteria such as earnings per share, return on equity, return on assets, income or net income, operating income or net operating income, sub-categories or combinations of the foregoing, and any other performance criteria contemplated by Section 162(m) of the Code and regulations thereunder.

     All determinations made, interpretations rendered, rules and regulations adopted, and other actions taken by the Committee, pursuant to this Section 3.2, shall be conclusively binding upon MBC, an Affiliate, a Grantee, and upon all other persons for all purposes.

     SECTION 3.3 COMMITTEE.

     (a) APPOINTMENT OF COMMITTEE. The Board shall appoint a committee consisting of at least three members of the Board to administer the Plan. The Committee may be the Compensation Committee of the Board, or a subcommittee of the Compensation Committee, or such other committee as the Board may designate. The Board shall designate one member of the Committee to serve as Chairman of the Committee, and may, from time to time, in its sole and exclusive discretion, rescind its prior designation of Chairman and designate a different member of the Committee as Chairman. The Board may require that members of the Committee be "outside directors" within the meaning of Section 162(m) of the Code and "non-employee directors" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, may be filled by the Board.

     (b) REPORTS OF COMMITTEE. The Committee shall file with the Board, at least annually, a report that shall state the total number of shares of Stock subject to Options; the total number of SARs and PSUs granted; the total number of shares of Restricted Stock granted under the Plan; the total number of shares of Stock issued pursuant to the exercise of any Option or SAR; the total number of shares of Stock as to which there has been delivery of share certificates under the Plan; and the amount of cash paid, if any, upon the exercise of a PSU or SAR; all from the inception of the Plan and from the date of the last report of the Committee.

     SECTION 3.4 LIABILITY LIMITED. To the maximum extent permitted by law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan and/or any Option, SAR, or PSU granted, Stock or Restricted Stock issued under the Plan.

     SECTION 3.5 INDEMNIFICATION. To the maximum extent permitted by law, the members of the Board and Committee shall be indemnified by MBC in respect of all their activities under the Plan.


                                   ARTICLE 4

                                    OPTIONS

     SECTION 4.1 GRANT OF OPTIONS TO KEY EMPLOYEES. The Committee may grant Options to Key Employees for such number of shares of Stock as the Committee may determine.

     SECTION 4.2 OPTION PRICE. The Option Price of Stock shall be determined by the Committee and shall not be less than the Fair Market Value of the Stock on the Grant Date. If, immediately before an ISO is granted, a Key Employee owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules contained in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of either MBC or an Affiliate, the Option Price of Stock subject to an ISO shall not be less than 110% of the Fair Market Value of the Stock on the Grant date.

     SECTION 4.3 EXERCISE OF OPTIONS. Except as provided herein, each Option shall be exercisable in accordance with the provisions of the Option Agreement, and/or such rules and regulations as the Committee may have prescribed, and /or such determinations, orders, or decisions as the Committee may have made. If an Option is not immediately exercisable in full, the Committee may, in its discretion, accelerate the time when such Option may be exercised. MBC or an Affiliate may make or guarantee a loan to the Grantee to assist in the payment of the Option Price. The term of any Option shall not exceed ten years from the Grant Date.

     SECTION 4.4 OPTION AGREEMENT. As a condition of the grant of an Option, MBC and the Key Employee shall execute an Option Agreement that shall incorporate the terms of the Plan, specify the Option Price, the number of shares of Stock subject to the Option, and contain such other terms and conditions as the Committee may determine. If the Option granted is an ISO, the Option Agreement shall also contain such provisions as are required by the Code.

                                   ARTICLE 5

                               RESTRICTED STOCK

     SECTION 5.1 ISSUANCE OF RESTRICTED STOCK. The Committee may grant such number of shares of Restricted Stock to a Key Employee as the Committee may determine. The grant of Restricted Stock shall be subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe. Each certificate for Restricted Stock shall be registered in the name of the Grantee and deposited by him, together with a stock power endorsed in blank, with MBC.

     SECTION 5.2 RESTRICTED STOCK AGREEMENT. As a condition of the grant of Restricted Stock, the Key Employee and MBC shall execute a Restricted Stock Agreement that shall incorporate the provisions of the Plan, specify the number of shares of Restricted Stock granted, and contain such other terms and conditions as the Committee may determine. Except for such restrictions as are imposed by the Restricted Stock Agreement, the Grantee shall have all the rights of a shareholder of Stock. At such time as shares of Restricted Stock are no longer subject to forfeiture in accordance with the provisions of a Restricted Stock Agreement, Grantee may require delivery by MBC of share certificates representing the number of shares of Stock that are not subject to forfeiture.


                                   ARTICLE 6

                                 SARs and PSUs

     SECTION 6.1 GRANT OF SARS and PSUS. The Committee may grant SARs and PSUs. SARs may be granted in tandem (or not) with either ISOs or Non-ISOs and, if granted in tandem with an ISO, shall conform to the requirements of Section 422 of the Code with respect to the grant and exercise of alternative rights issued in connection with ISOs.

     SECTION 6.2 EXERCISE OF SARS and PSUS. SARs and PSUs shall be exercisable as provided in the Agreement to which they are subject, and such other rules and regulations as the Committee may have adopted. A SAR may not be exercised or be deemed to have been exercised when the Fair Market Value of a share of Stock on the Grant Date exceeds the current Fair Market Value of the Stock.


                                   ARTICLE 7

                               STOCK ADJUSTMENTS

     SECTION 7.1 CHANGES IN CAPITAL STRUCTURE. In the event of a reclassification, recapitalization, combination, or exchange of stock, stock split, reverse stock split, stock dividend, or other similar event affecting Stock, the number and class of shares of Stock issued, the number of SARs or PSUs, the number and class of shares of stock which may be issued upon exercise of Options or SARs previously granted, and the price per share payable upon exercise of Options, SARs, or PSUs, or the delivery of Restricted Stock shall be equitably adjusted by the Committee to reflect the change. No fractional shares of stock shall be issued under the Plan on account of such adjustments.

     SECTION 7.2 SALE, MERGER OR TENDER OFFER. In the event of any proposed merger, consolidation, share exchange, or similar transaction to which MBC would be a party, or in the case of a tender or exchange offer for stock of MBC, the Committee or the Board may take such action as is deemed appropriate to effectuate the purposes of this Plan and to protect the Grantees of Options, SARs, PSUs, and Restricted Stock, which action may include, but without limitation, any one or more of the following: acceleration or change of the Exercise Dates of any Option, SAR or PSU, or the date of delivery of Restricted Stock; arrangements with Grantees for the payment of appropriate consideration to them for the cancellation and surrender of any Option, SAR, PSU, or Restricted Stock; and in any case where equity securities other than Stock of MBC are proposed to be delivered in exchange for or with respect to Stock of MBC, arrangements providing that any Option, SAR or PSU shall become one or more Options, SARs, or PSUs with respect to such other equity securities.

     SECTION 7.3 LIQUIDATION OR DISSOLUTION. If MBC dissolves and liquidates (other than pursuant to a plan of merger or reorganization), then notwithstanding any restrictions on exercise set forth in this Plan or any Option Agreement or Restricted Stock Agreement; (i) each Grantee of an Option, SAR or PSU shall have the right to exercise his Option, SAR, or PSU, and each Grantee of Restricted Stock shall have the right to require delivery of share certificates representing such Stock, at any time up to ten days prior to the effective date of such liquidation and dissolution; and (ii) the Committee or the Board may make arrangements with Grantees for the payment of appropriate consideration to them for the cancellation and surrender of any Option, SAR, PSU, or Restricted Stock that is so cancelled or surrendered at any time up to ten days prior to the effective date of such liquidation and dissolution. The Committee or the Board may establish a different period for such exercise, delivery, cancellation, or surrender by notice to the Grantee, and it may establish limitations on exercise, delivery, cancellation, or surrender to avoid subjecting the Grantee to liability under Section 16(b) of the Securities Exchange Act of 1934. Any Option, SAR, or PSU not so exercised, cancelled, or surrendered shall terminate on the last day for exercise prior to such effective date; and any Restricted Stock as to which there has not been such delivery of share certificates or that has not been so cancelled or surrendered, shall be forfeited on the last day prior to such effective date.

     SECTION 7.4 LIMITATION ON RIGHTS OF GRANTEE. Except as expressly provided in this Plan or in an agreement granting the Option, Restricted Stock, SAR or PSU pursuant to this Plan, the Grantee of an Option, Restricted Stock, SAR or PSU shall have no rights by reason of the issuance or grant of (i) shares of Stock or Restricted Stock of MBC pursuant to the Plan, (ii) additional shares of stock of MBC (regardless of class or whether issued pursuant to the Plan),
(iii) any other security or debenture convertible into stock of MBC, or (iv) any other equity security, including issuance pursuant to a plan of merger, consolidation, or statutory share exchange, and no adjustment by reason thereof shall be made with respect to the number of shares of Stock subject to an Option or SAR, or with respect to the number of shares of Restricted Stock or PSUs granted, or an Option Price or the consideration to be received upon the exercise of a SAR or PSU.

     SECTION 7.5 RIGHTS OF MBC. Neither the grant of an Option, SAR, PSU, or Restricted Stock, nor the issuance of Stock pursuant to the exercise of an Option or SAR, nor the delivery of share certificates pursuant to the Plan shall affect in any way the right or power of MBC to issue additional shares of Stock; to make adjustments, reclassifications, reorganizations or changes in its capital or business structure; to participate in a merger, consolidation, or share exchange with another corporation; or to dissolve, liquidate, or sell or transfer all or any part of its business or assets. In making any adjustment or taking any action under this Article 7, or in determining that no such adjustment or action is appropriate, the Committee and the Board may rely upon the advice of counsel and accountants of MBC and the determination shall be conclusive.


                                   ARTICLE 8

                             AMENDMENT OF THE PLAN

     The Board may at any time terminate, suspend, or amend the Plan. The Board may require any Plan amendments to be submitted for approval by the stockholders of MBC in its discretion, including but not limited to cases in which such approval is deemed appropriate for compliance with Section 162(m) or other provisions of the Code, or to secure exemption from Section 16(b) of the Securities Exchange Act of 1934.


                                   ARTICLE 9

                                 MISCELLANEOUS

     SECTION 9.1 NON-TRANSFERABILITY OF OPTIONS, SARS AND PSUS. Except as otherwise determined by the Committee, no Option, SAR, or PSU granted hereunder shall be transferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Grantee, an Option, SAR, or PSU may be exercised only by him or, during the period he is under a legal disability, by his guardian or legal representative.

     SECTION 9.2 LEGAL RESTRICTIONS. MBC will not be obligated to issue shares of Stock or to undertake delivery of share certificates if counsel to MBC determines that such issuance or delivery would violate any law or regulation of any governmental authority or any agreement between MBC and any securities association or exchange upon which the Stock is traded. In connection with any Stock issuance or delivery of share certificates, the person acquiring the shares shall, if requested by MBC, give assurances satisfactory to counsel to MBC regarding such matters as MBC may deem desirable to assure compliance with all legal requirements. MBC shall in no event be obliged to take any action in order to cause the exercise of any Option, SAR, or PSU.

     SECTION 9.3 MODIFICATION, EXTENSION, AND RENEWAL OF RIGHTS. Subject to the terms and conditions of the Plan and any Option Agreement or agreement granting a SAR or PSU, the Committee may modify, extend or renew outstanding Options, SARs, or PSUs; provided, however, that the Committee shall not, without approval of the stockholders of MBC, reduce the Option Price of any outstanding Option or increase the amount payable on exercise of any outstanding SAR or PSU (except as expressly permitted by Article 7), or permit the surrender and cancellation of any outstanding Option and the grant of a replacement Option, or permit the surrender and cancellation of any outstanding SAR or PSU and the grant of a replacement SAR or PSU. The Committee may not change the terms or conditions attached to any outstanding Option, SAR, PSU, or share of Restricted Stock in a manner that would adversely affect the rights of the Grantee without the express written consent of the Grantee unless so permitted by the terms of the Option Agreement or Restricted Stock Agreement.

     SECTION 9.4 PLAN SUBJECT TO CHARTER AND BY-LAWS. This Plan is subject to the Charter and By-laws of MBC, and any applicable federal or state laws, rules or regulations.

     SECTION 9.5 GENDER. As used herein the masculine gender shall include the feminine as the identity of an employee may require.

     SECTION 9.6 GOVERNING LAW. The validity, interpretation and administration of the Plan, Option Agreements, Restricted Stock Agreements, and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its conflict of laws rules and principles. Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of the State of Maryland without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought.

     SECTION 9.7 HEADINGS. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

     SECTION 9.8 NOTICES. All notices and other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand delivered, faxed, or mailed by certified mail, addressed to the employee at the address contained in the records of MBC or an Affiliate, or to MBC for the attention of its Secretary at its principal office.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors      FOR all nominees  [ ]    WITHHOLD AUTHORITY to vote   [ ]   *EXCEPTIONS  [ ]
                              listed below.            for all nominees listed below

   Nominees: C. Archer, H. Baldwin, T. Bancroft, R. Berndt, W. Brody, G. Bunting, M. Grass, F. Hrabowski, M. Junck,
             R. Kinsley, W. McCarthy, M. Offit, M. Plant, C. Poindexter, D. Shepard

   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

2. Approval of the 1999 Omnibus Stock Plan.           3. Ratification of appointment of PricewaterhouseCoopers LLP as independent certified public accountants for Mercshares.

   FOR [ ]     AGAINST [ ]    ABSTAIN [ ]                   FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

4. Upon such other matters as may properly come before the meeting.

                                                            Address Change   [ ]
                                                            and/or Comments

Signature(s) should follow exactly the name(s) on the stock certificate. All co-owners should sign. Executors and Administrators may sign as such. Attorneys-in-fact should sign both names. Witness the hand and seal of the undersigned.

Dated:__________________________________, 1999

______________________________________________
                Signature

______________________________________________

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated
(x) in Black or Blue Ink.          [ ]

--------------------------------------------------------------------------------

                       MERCANTILE BANKSHARES CORPORATION

                                     PROXY

          This Proxy is Solicited on behalf of the Board of Directors

     The undersigned hereby appoints H. Furlong Baldwin and Alan D. Yarbro, and each of them, the proxies of the undersigned, with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on Wednesday, April 28, 1999, at 10:30 a.m., and at any and all adjournments thereof.

     The shares represented by this Proxy will be voted as directed or, if directions are not indicated, will be voted for the election of Directors, for the approval of the 1999 Omnibus Stock Plan and for ratification of the appointment of auditors. If a Director nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

     Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof.

(Continued, and to be signed and dated, on reverse side.)

MERCANTILE BANKSHARES CORPORATION
P.O. BOX 11023
NEW YORK, N.Y. 10203-0023

                       MERCANTILE BANKSHARES CORPORATION
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

To The Stockholders:

AN IMPORTANT REMINDER . . .

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 28, 1999.

Your shares are held in the name of a bank or nominee. Unless we receive a proxy card, your shares will not be voted at this meeting.

If your proxy is in the mail, thank you for responding. If not, would you please take the time NOW to sign, date and mail your proxy in the enclosed postage-paid envelope.


                            YOUR VOTE IS IMPORTANT!
                            PLEASE ACT IMMEDIATELY!

                       MERCANTILE BANKSHARES CORPORATION
                               Two Hopkins Plaza
                           Baltimore, Maryland 21201

To The Stockholders:

AN IMPORTANT REMINDER . . .

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 28, 1999.

Unless you return a proxy card, or attend the meeting and vote in person, your shares will not be voted at this meeting. If your proxy is in the mail, thank you for responding. If not, would you please take the time now to complete and mail the enclosed duplicate proxy card. A postage-paid envelope has been provided for your convenience.


                            YOUR VOTE IS IMPORTANT!
                            PLEASE ACT IMMEDIATELY!